NEWS

For:		From:
Ladish Co., Inc. 5481 South Packard Avenue Cudahy, WI 53110		Libby Communications 95 Pin Pack Road Ridgefield, CT 06877
Contact:	Wayne E. Larsen 414-747-2935 414-747-2890 Fax	Contact:	William J. Libby 203-431-8480 203-431-6132 Fax

Release date: 20 April 2005

Ladish Reports Net Income of $2.658 Million for 1st Quarter 2005

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2005 first quarter sales of $65.1 million in comparison to $50.7 million of sales in the first quarter of 2004. The Company reported a net income of $2.658 million, resulting in diluted earnings per share of $0.19 for the first quarter of 2005, versus a net loss of $0.425 million or $(0.03) per share, in the same period of 2004.

Ladish will host a conference call on Friday, April 22, 2005 at 9:00 a.m. EDT to discuss the first quarter performance for 2005. The telephone number to call to participate in the conference call is (877) 236-1078.

	For the Three Months Ended March 31
(Dollars in thousands, except per share data)	2005	2004
Net sales	$65,094	$50,716
Cost of goods sold	57,831	48,346

Gross profit	7,263	2,370
SG&A expense	2,584	2,358

Operating income	4,679	12
Interest expense & other	(461)	(610)

Pretax income (loss)	4,218	(598)
Tax expense (benefit)	1,560	(173)

Net income (loss)	$2,658	$(425)
Basic earnings (loss) per share	$0.19	$(0.03)
Basic weighted average shares outstanding	13,676,585	13,023,393
Diluted earnings (loss) per share	$0.19	$(0.03)
Diluted weighted average shares outstanding	13,828,728	13,023,393

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NEWS

(Dollars in thousands)	March 31 2005	December 31 2004
Cash	$320	$2,744
Accounts receivable	49,294	41,729
Inventory	55,485	51,810
Net PP&E	84,374	84,500
Other	42,896	42,604

Total assets	$232,369	$223,387

Accounts payable	$29,009	$24,231
Accrued liabilities	$7,676	$7,461
Bank debt	$500	$--
Senior notes	$24,000	$24,000
Pensions	$8,516	$7,366
Postretirement benefits	$37,164	$37,769
Stockholders’ equity	$125,368	$122,424

“The 28% sales increase in the first three months of 2005 compared to the first quarter of 2004 is due to the continued improvement of the jet engine and aerospace industries and the overall strengthening of the economy,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes, higher prices for by-products and better cost absorption along with cost reductions, the Company’s operations improved in the first quarter of 2005 as gross margins were 11.2% in contrast to 4.7% in the first quarter of 2004. The first quarter of 2005 also benefited from revenue for program development of approximately $1.1 million for work previously completed. On a comparable basis, even without that program, the first quarter of 2005 results reflect year-over-year improvement due to the Company’s increased sales and cost absorption.”

Looking forward to the remainder of 2005, Woody remarked, “Under the current conditions we see the sales opportunity continuing to improve this year and we expect a balanced product mix going forward. We had a backlog of $332 million at the end of the first quarter of 2005 in contrast to $227 million at the end of the same period in 2004. The recovery of our industry appears to have begun and we expect it to proceed. As market demand continues to grow, we will remain focused on the challenges of raw material availability while improving Ladish’s operating performance and being responsive to the demands of our customer base.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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